                                                                    EXHIBIT 99.1


                              U.S. CAN CORPORATION

             10-1/8% Senior Subordinated Notes Due October 15, 2006

                               PURCHASE AGREEMENT

                                                              New York, New York
                                                                October 10, 1996
SALOMON BROTHERS INC
CS FIRST BOSTON CORPORATION
BA SECURITIES, INC.

c/o Salomon Brothers Inc
Seven World Trade Center
New York, New York 10048

Dear Sirs:

                 U.S. Can Corporation, a Delaware corporation (the "Company"), proposes to issue and sell to you (the "Initial Purchasers") $275,000,000 principal amount of its 10-1/8% Senior Subordinated Notes Due October 15, 2006 (the "Notes") to be guaranteed (the "Guaranty") on a senior subordinated and unsecured basis by United States Can Company, a Delaware corporation and the sole direct and only United States subsidiary of the Company (the "Guarantor"), and to be issued under an indenture (the "Indenture") to be dated as of October 17, 1996, between the Company, the Guarantor and Harris Trust and Savings Bank, as trustee (the "Trustee"). References herein to the Notes shall be deemed to also include the Guaranty unless the context otherwise requires.

                 The sale of the Notes to you will be made without registration of the Notes under the Securities Act of 1933, as amended (the "Act"), in reliance upon the exemption from the registration requirements of the Act provided by Section 4(2) thereof. You have advised the Company that you will make an offering of the Notes purchased by you hereunder in accordance with
Section 4 hereof on the terms set forth in the Final Memorandum (as defined below), as soon as you deem advisable after this Agreement has been executed and delivered.

                 In connection with the sale of the Notes, the Company has prepared a preliminary offering memorandum, dated September 24, 1996 (the "Preliminary Memorandum"), and a final offering memorandum, dated October 10, 1996 (the "Final Memorandum"). Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Company and the Notes. The Company hereby confirms that it has authorized the use of the Preliminary Memorandum and the Final Memorandum in connection with the offering and resale by the Initial Purchasers of the Notes. Any references herein to the Preliminary Memorandum or the Final Memorandum shall be deemed to include all exhibits thereto and all documents (if any) incorporated by reference and filed by the Company or the Guarantor pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on or before the execution and delivery of this Agreement by each of the parties hereto (the "Execution Time"); and any reference herein to the terms "amend", "amendment" or "supplement" with respect to the Final Memorandum shall be deemed to refer to and include the filing of any document under the Exchange Act after the Execution Time which is incorporated by reference therein (if any).

                 The Initial Purchasers and their direct and indirect transferees of the Notes will be entitled to the benefits of the Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), pursuant to which the Company and the Guarantor have agreed, among other things, to file a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") registering the Notes under the Act. In connection with the sale of the Notes, the Company, the Trustee and The First National Bank of Chicago will enter into the Escrow Agreement prior to the Closing Date pursuant to which the funds necessary to redeem the Guarantor's 13 1/2% Senior Subordinated Notes due 2002 (the "13 1/2% Notes") will be escrowed to provide for such redemption prior to January 22, 1997.

                 1. Representations and Warranties. Each of the Company and the Guarantor, jointly and severally, represents and warrants to, and agrees with, the Initial Purchasers as set forth below in this Section 1.

                 (a) Each of the Preliminary Memorandum and the Final Memorandum as of its date did not, and the Final Memorandum (as the same may have been amended or supplemented) as of the Closing Date (as defined in Section 3 hereof) will not, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
                                        provided, however, that the Company and
         the Guarantor make no representations or warranties as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum in reliance upon and in conformity with information furnished in writing to the Company or the Guarantor by the Initial Purchasers specifically for inclusion in the Preliminary Memorandum or the Final Memorandum (and any amendment or supplement thereof or thereto). No forward looking statement within the meaning of Section 27A of the Act and Section 21E of the Exchange Act contained in the Final Memorandum has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

                 (b) The audited financial statements of the Company and its subsidiaries included in the Final Memorandum present fairly in all material respects the financial position, results of operations and cash flows of the Company and its subsidiaries at the dates and for the periods to which they relate. The audited financial statements of the CPI Group (as hereinafter defined) included in the Final Memorandum present fairly in all material respects the financial position, results of operations and cash flows of the CPI Group at the dates and for the periods to which they relate. The audited financial statements of USC Europe (as defined in the Final Memorandum) included in the Final Memorandum present fairly in all material respects the financial position and results of operations of USC Europe at the dates and for the periods to which they relate. All of such financial statements have been prepared in conformity with generally accepted accounting principles in accordance with the Act and the rules and regulations promulgated thereunder, except as otherwise expressly indicated in the Final Memorandum. The unaudited financial statements of the Company, the CPI Group and USC Europe included in the Final Memorandum





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         fairly present the financial position of the Company, the CPI Group and USC Europe, respectively, as of the dates indicated and the results of operation, changes in cash flows and stockholders' equity of the Company, the CPI Group and, except for changes in cash flows, USC Europe, respectively, for the portions of the respective fiscal years ending on such dates, in each case subject to year-end audit adjustments. The summary and selected financial data in the Final Memorandum present fairly in all material respects the information shown therein and the summary and selected financial data have been prepared and compiled on a basis consistent with the audited financial statements included therein, except as otherwise expressly stated therein. Arthur Andersen LLP, Befec-Price Waterhouse and Plante & Moran LLP are independent public accounting firms within the meaning of the Act and the rules and regulations promulgated thereunder.

                 (c) The Company and the Guarantor have not taken and will not take, directly or indirectly, any action prohibited by Rule 10b-6 under the Exchange Act in connection with the offering of the Notes.

                 (d) None of the Company, the Guarantor or any affiliate (as defined in Rule 501(b) of Regulation D under the Act ("Regulation D")) (other than Salomon Brothers Inc, as to which the Company and the Guarantor make no representation or warranty as to the matters covered by this Section 1(d)) of the Company or the Guarantor has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Act) which is or will be integrated with the sale of the Notes in a manner that would require the registration of the Notes under the Act or (ii) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offering of the Notes.

                 (e) It is not necessary in connection with the offer, sale and delivery of the Notes in the manner contemplated by this Agreement and the Final Memorandum to register the Notes under the Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the "TIA").

                 (f) None of the Company, the Guarantor, their affiliates (other than Salomon Brothers Inc, as to which the Company and the Guarantor make no representation or warranty as to the matters covered by this Section 1(f)) or any person acting on behalf of the Company, the Guarantor or such affiliates has engaged in any directed selling efforts (as that term is defined in Regulation S under the Act ("Regulation S")) with respect to the Notes, and the Company, the Guarantor and such affiliates and any person acting on their behalf have complied with the offering restrictions requirement of Regulation S.

                 (g) The Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. The Company meets the requirements for the use of Form S-3 under the Act in connection with the Registration Rights Agreement.

                 (h) The Notes satisfy the requirements set forth in Rule 144A(d)(3) under the Act. The Company has been advised by the National Association of Securities Dealers, Inc. ("NASD") Private Offerings, Resales and Trading through Automatic





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         Linkages ("PORTAL") Market that the Notes have or will be designated
         PORTAL eligible securities in accordance with the rules and regulations of the NASD.

                 (i) Each of the Company and the Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered or organized, with full corporate power and authority to own its properties and conduct its business as described in the Final Memorandum, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases material properties or conducts material business. Each of the Guarantor's subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered or organized, with full corporate power and authority to own its properties and conduct its business, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases material properties or conducts material business. Exhibit E is a complete list of all of the Company's and the Guarantor's direct or indirect subsidiaries, (collectively, the "Subsidiaries") as of the Execution Time and as of the Closing Date, including each Subsidiary's jurisdiction of incorporation.

                 (j) All of the outstanding shares of capital stock of each of the Company and the Guarantor have been duly and validly authorized and issued and are fully paid and nonassessable, and all outstanding shares of capital stock of the Company's subsidiaries are owned by the Company, directly or indirectly, free and clear of any perfected security interest and any other security interests, claims, liens or encumbrances, other then the pledge by the Company of 65% of the common stock of U.S.C. Europe N.V. outstanding as of the date hereof to Bank of America Illinois for the benefit of the Senior Lenders (as defined in the Final Memorandum).

                 (k) The Company's authorized equity capitalization is as set forth in the Final Memorandum; and the Notes, the Exchange Notes (as defined in the Registration Rights Agreement), the Indenture, the Registration Rights Agreement and the Senior Credit Agreement (as defined in the Final Memorandum) conform in all material respects to the descriptions thereof contained in the Final Memorandum.

                 (l) The Company and the Guarantor have full corporate power and authority to enter into this Agreement and perform the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each of the Company and the Guarantor and (assuming the due authorization, execution and delivery thereof by the Initial Purchasers) constitutes a valid and binding obligation of each of the Company and the Guarantor enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and except as to those provisions relating to indemnity or contribution for liabilities arising under federal and state securities laws.

                 (m) The Company and the Guarantor have full corporate power and authority to enter into the Indenture and perform the transactions contemplated thereby. The Indenture meets the requirements for qualification under the TIA. The Indenture has been duly authorized by each of the Company the Guarantor and, when





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         executed and delivered by each of the Company and the Guarantor
         (assuming the due authorization, execution and delivery by the Trustee) will constitute a valid and binding obligation of each of the Company and the Guarantor, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and except as to those provisions relating to indemnity or contribution for liabilities arising under federal and state securities laws.

                 (n) The Notes are in the form contemplated by the Indenture. Each of the Company and the Guarantor has full corporate power and authority to execute, deliver and perform each of its obligations under the Notes and the Exchange Notes, including the Guaranty. The Notes and the Exchange Notes have each been duly and validly authorized by each of the Company and the Guarantor and, when executed by each of the Company and the Guarantor and authenticated by the Trustee in accordance with the provisions of the Indenture and, in the case of the Notes, when delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will constitute valid and binding obligations of each of the Company and the Guarantor, entitled to the benefits of the Indenture and enforceable in accordance with their terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and except as to those provisions relating to indemnity or contribution for liabilities arising under federal and state securities laws.

                 (o) The Company and the Guarantor have full corporate power and authority to enter into the Registration Rights Agreement and perform the transactions contemplated thereby. The Registration Rights Agreement has been duly authorized by each of the Company the Guarantor and, when executed and delivered by each of the Company and the Guarantor (assuming the due authorization, execution and delivery thereof by the Initial Purchasers) will constitute a valid and binding obligation of each of the Company and the Guarantor enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and except as to those provisions relating to indemnity or contribution for liabilities arising under federal and state securities laws.

                 (p) The Company has full corporate power and authority to enter into the Escrow Agreement and perform the transactions contemplated thereby. The Escrow Agreement has been duly authorized by the Company and, when executed and delivered by each of the Company (assuming the due authorization, execution and delivery thereof by the Trustee and the Escrow Agent) will constitute a valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and except as to those provisions relating to indemnity or contribution for liabilities arising under federal and state securities laws.

                 (q) The issuance and sale of the Notes, the execution, delivery and performance of this Agreement, the Indenture and the Registration Rights Agreement by each of the Company and the Guarantor and the consummation of the transactions





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         contemplated hereby and thereby (including, without limitation, the
         Required Redemption (as defined in the Indenture)) (i) will not violate any provisions of the certificate of incorporation, bylaws or other organizational documents of the Company or any of its subsidiaries and (ii) will not conflict with, result in a breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under (A) any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which any of them or their subsidiaries is a party or to which any of them or their respective properties or assets (or those of their subsidiaries) is subject (each, a "Contract") or (B) any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or any of its subsidiaries or any of their respective properties except, in the case of clause (ii) above, any such conflict, breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), properties, business, operations, assets, results of operations or prospects of the Company or its Subsidiaries, taken as a whole (a "Material Adverse Effect").

                 (r) No consent, approval, authorization or other order of any court, regulatory body, administrative agency, other governmental body or any third party which has not already been obtained is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for compliance with state securities or "Blue Sky" laws in connection with the purchase and resale of the Notes by the Initial Purchasers. Neither the Company nor the Guarantor is (i) in violation of its certificate of incorporation or bylaws (or similar organizational document), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to any of them or any of their respective properties or assets, except for any such breach or violation which would not, individually or in the aggregate, have a Material Adverse Effect, or (iii) in breach of or default under (nor has any event occurred which, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any Contract, except for any such breach, default, violation or event which would not, individually or in the aggregate, have a Material Adverse Effect or result in the creation of any mortgage, lien, charge or encumbrance upon any of the properties or assets of the Company or the Guarantor in any manner which would reasonably be expected to have a Material Adverse Effect. There is no such term or provision which affects or in the future is reasonably likely to (so far as the Company or the Guarantor can now foresee) affect the Company or the Guarantor in any manner which is reasonably likely to have a Material Adverse Effect.

                 (s) Except as disclosed in the Final Memorandum, there are no legal or governmental actions, suits or proceedings pending or, to the best of the Company's knowledge, threatened to which the Company or any of its subsidiaries is or is threatened to be made a party or of which property owned or leased by the Company or any of its subsidiaries is or is threatened to be made the subject, which actions, suits or proceedings could, individually or in the aggregate, prevent or adversely affect the transactions contemplated by this Agreement or have a Material Adverse Effect or which seek to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Notes to be sold hereunder or the consummation





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         of the other transactions described in the Final Memorandum; and no labor disturbance by the employees of the Company or any of its subsidiaries exists or is imminent which could have a Material Adverse Effect. Except as disclosed in the Final Memorandum, neither the Company nor any of its Subsidiaries is a party or subject to the provisions of any material injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental body. The Company and the Guarantor have no reason to believe that any governmental agencies are investigating the Company, the Guarantor, any Subsidiary or any related parties, other than as described in the Final Memorandum or in ordinary course administrative reviews or in any ordinary course review of the transactions contemplated hereby.

                 (t) Except as disclosed in the Final Memorandum, the Company and its Subsidiaries have sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals and governmental authorizations to conduct their businesses as now conducted without any known conflict with the rights of others; the Company's and its Subsidiaries' controlling persons, key employees and stockholders have all necessary permits, licenses and other authorizations required by applicable law for the Company and its Subsidiaries to conduct their businesses as now conducted; each of the Company and the Guarantor is in compliance in all material respects with all material franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any governmental or regulatory body, domestic or foreign, required for the conduct of its business; and the expiration of any trademarks, trade names, patent rights, copyrights, licenses, approvals or governmental authorizations would not have a Material Adverse Effect.

                 (u) The Company and its subsidiaries are conducting business in compliance with all applicable laws, rules and regulations of the jurisdictions in which they are conducting business, except where the failure to be so in compliance would not have a Material Adverse Effect.

                 (v) In connection with the Company's request, as set forth in a letter (the "Waiver Request") dated August 27, 1996 from John R. McGowan, Vice President and Controller of United States Can Company, to Craig Olinger, Associate Chief Accountant, Division of Corporate Finance, Securities and Exchange Commission (the "Commission"), that the Commission waive compliance by the Company with Rules 3-02 and 3-04 of Regulation S-X with respect to reporting certain financial information specified in the Waiver Request relating to USC Europe and the acquisition thereof by the Company, (i) the Company has received a response from the Commission that is responsive in all respects to the matters set forth in the Waiver Request and is set forth as Exhibit F hereto (the "Commission Response"), (ii) the Commission Response is in full force and effect as of the date hereof,
         (iii) neither the Company nor the Guarantor has taken or failed to take any action, nor is the Company or the Guarantor aware of any fact, that could result in such Commission Response being revoked by the Commission or otherwise becoming ineffective in whole or in part,
         (iv) any related disclosure in the Preliminary Memorandum and the Final Memorandum would comply in all respects with the conditions and requirements set forth in the Commission Response if such disclosure were included in a prospectus filed under the Act or a report filed under the Exchange Act and (v) the consolidated financial statements of the Company, the historical financial statements





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         of the CPI Group and USC Europe and any related disclosure included in reports or other documents filed or to be filed with the Commission otherwise comply, or will otherwise comply, with the applicable requirements of Regulation S-X.

                 (w) Neither the Company nor any Subsidiary has sustained since December 31, 1995 any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Final Memorandum; and, since the respective dates as of which information is given in the Final Memorandum, there has not been and there is not reasonably expected to be any change in the capital stock or long-term debt of the Company or any Material Adverse Effect, otherwise than as set forth or contemplated in the Final Memorandum.

                 (x) All foreign and federal, state and city tax returns and tax reports of each of the Company and the Guarantor required to be filed have been duly filed, and all taxes and all material assessments, fees and other governmental charges upon each of the Company and the Guarantor and upon their respective properties, assets, income and franchises which are due thereunder have been paid, other than those presently payable without penalty or interest, or which the Company or the Guarantor, as the case may be, is contesting in good faith and as to which adequate reserves have been made. The federal income tax liability of the Company has been finally determined and satisfied for all fiscal periods through the fiscal year ended December 31, 1992. Adequate charges, accruals and reserves have been made in the applicable financial statements referred to in
         Section 1(b) hereof in respect of federal income tax for all periods subsequent to December 31, 1992 and ending on or before June 30, 1996, and adequate charges, accruals and reserves have been made on the books of the Company in respect of all such taxes. To the best of each of the Company's and the Guarantor's knowledge, no material unpaid assessment for additional federal or foreign income tax is due from the Company or the Guarantor for any fiscal period, except for assessments which the Company or the Guarantor is contesting in good faith and as to which adequate reserves have been made.

                 (y) Each of the Company and the Guarantor is not in default with respect to any short-term or long-term borrowing or any funded debt or any instrument or agreement relating thereto, or in arrears in the payment of any dividends or other distributions due in respect of any securities. Complete and correct copies of all instruments and agreements relating to any short-term or long-term borrowings, mortgages, funded debt or other securities of the Company, the Guarantor and the Subsidiaries have been provided to Wachtell, Lipton, Rosen & Katz, special counsel for the Initial Purchasers.

                 (z) Each of the Company and the Guarantor has good and marketable title in fee simple to all real property and good and marketable title to all personal property and assets owned by it on the date hereof, in each case subject to no material mortgage or material encumbrance except as set forth on Schedule 1(z) hereto or as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or the Guarantor, as the case may be. As to any property held under lease by the Company or the Guarantor, the Company or the Guarantor, as the case may be, enjoys peaceful undisturbed possession under all such leases which are material to the Company or the Guarantor, as the case may be; all such leases are valid, subsisting and enforceable, with no material default on the part of the lessee existing thereunder; and none of such leases contains any unusual or burdensome provision which materially adversely affects or in the future may (so far as the Company or the Guarantor can now foresee) affect the operations of the Company or the Guarantor in any manner which is reasonably likely to have a Material Adverse Effect.

                 (aa) To the best of the Company's and the Guarantor's knowledge, the Company and the Guarantor have not engaged in any transaction in connection with which the Company or the Guarantor could be subject to either a civil penalty assessed pursuant to
         Section 502(i) or 501(l) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a tax imposed by Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"). No defined benefit pension plan of the Company or the Guarantor which is subject to ERISA (a "Plan") has been terminated since June 30, 1996. No material liability to the Pension Benefit Guaranty Corporation has been or is expected by the Company or the Guarantor to be incurred with respect to any Plan by the Company or the Guarantor. There has been no "reportable event" (within the meaning of Section 4043(b) of ERISA or the regulations thereunder) with respect to any Plan, or any event or condition, which presents a material risk of termination of any Plan by the Pension Benefit Guaranty Corporation. Full payment has been made of all amounts which the Company or the Guarantor is required, under the terms of each pension plan of the Company or the Guarantor which is subject to ERISA (an "Employee Plan"), to have paid as contributions to such Employee Plan as of the last day of the most recent fiscal year of such Employee Plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Employee Plan. As of January 1, 1996, the present value of accrued benefits under the Pension Plan for Hourly-Rated Employees of the Guarantor did not exceed the current value of all of the assets of such Plan allocable to such accrued benefits by more than $10 million. For purposes of the representation in the preceding sentence, the terms "present value," "current value" and "accrued benefit" have the meanings specified in Section 3 of ERISA, and the determination of such amounts is pursuant to assumptions used by the enrolled actuaries for such Plan in the actuarial report prepared for the most recent Plan year. There has been no withdrawal liability or liabilities assessed against the Company or the Guarantor with respect to any multi-employer plan to which the Company or the Guarantor contributes. The Company and the Guarantor have not engaged in any material violations of the requirements of Section 4980B of the Code or of Part 6 of Title I of ERISA which have resulted in or could result in liabilities or the imposition of penalties or sanctions under said Sections.

                 (bb) There are no legal or governmental proceedings affecting the Company or any of its subsidiaries or any of their respective properties or assets which would be required to be described in a prospectus pursuant to the Act and the rules and regulations promulgated thereunder that are not described in the Final Memorandum, nor are there any material Contracts or other documents which would be required to be described in a prospectus pursuant to the Act that are not described in the Final Memorandum.

                 (cc) Except as disclosed in the Final Memorandum and except as would not individually or in the aggregate have a Material Adverse Effect, (A) the Company and the Subsidiaries are each in compliance with all applicable Environmental Laws, (B) the Company and the Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened Environmental Claims against the Company or any Subsidiary, and (D) with respect to the property or operations of the Company or the Subsidiaries, there are no circumstances that could reasonably be anticipated to form the basis of an Environmental Claim against the Company or the Subsidiaries.

                          For the purposes of this Agreement, the following terms shall have the following meanings: "Environmental Law" means any United States (or other applicable jurisdiction's) federal, state, local or municipal statute, law, rule, regulation, ordinance, code, policy or rule of common law and any judicial or administrative interpretation thereof including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or any chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority. "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law.

                 (dd) To the best knowledge of the Company and the Guarantor, none of the Company, the Guarantor, or any Subsidiary, or any employee or agent of the Company or the Guarantor, or any Subsidiary, has made any payment from funds of the Company or the Guarantor, or any Subsidiary, or received or retained any funds in violation of any rule or regulations, which payment, receipt or retention of funds would be required to be disclosed in a prospectus pursuant to the Act and the rules and regulations promulgated thereunder, or has individually or in the aggregate had a Material Adverse Effect.

                 (ee) No holders of securities of the Company or the Guarantor have preemptive rights, rights of first refusal triggered by the transactions contemplated hereby or rights to the registration of such securities under the Registration Rights Agreement or pursuant to any of the obligations of the Company or the Guarantor thereunder.

                 (ff) None of the transactions contemplated by this Agreement, the Registration Rights Agreement or the Indenture (including, without limitation, the use of the proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the Exchange Act, or any rule or regulation promulgated thereunder, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System.

                 (gg) None of the Company or its Subsidiaries is, or upon the closing of the offering contemplated by this Agreement will be, an "investment company" within the meaning of the Investment Company Act of 1940, as amended, nor are any of the foregoing subject to regulation under the Interstate Commerce Act or any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

                 (hh) To the best knowledge of the Company, except as disclosed in the Final Memorandum, no executive officer or key employee of the Company or the Guarantor intends to resign or to retire.

                 (ii) To the best knowledge of the Company, except as disclosed in the Final Memorandum, no group of salaried or hourly employees of the Company or any Subsidiary is currently participating in a work stoppage or is threatening to participate in a work stoppage at any of the Company's or any Subsidiary's facilities.

                 (jj) Except as disclosed in the Final Memorandum, there are no contracts, agreements or understandings between the Company or the Guarantor and any person providing for a brokerage commission, finder's fee or other like payment to such person from the Company or the Guarantor in connection with the offering of the Notes.

                 2. Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97.5% of the principal amount thereof, plus accrued interest, if any, from October 17, 1996, to the Closing Date, the principal amount of the Notes set forth opposite such Initial Purchaser's name in Schedule I hereto.

                 3. Delivery and Payment. Delivery of and payment for the Notes shall be made at 12:00 PM, New York City time, on October 17, 1996, or such later date as the Initial Purchasers designate, which date and time may be postponed by agreement between the Initial Purchasers and the Company (such date and time of delivery and payment for the Notes being herein called the "Closing Date"). Delivery of the Notes shall be made to the Initial Purchasers against payment by the Initial Purchasers of the purchase price thereof by wire transfer in federal (same-day) funds, provided that the Company shall reimburse the Initial Purchasers for the difference between making such payment in same-day and next-day funds. Delivery of the Notes shall be made at such location as the Initial Purchasers shall reasonably designate at least one business day in advance of the Closing Date and payment for the securities shall be made at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York. Certificates for the Notes shall be registered in such names and in such denominations as the Initial Purchasers may request not less than one full business day in advance of the Closing Date.

                 The Company agrees to have the Notes available for inspection, checking and packaging by the Initial Purchasers in New York, New York, not later than 1:00 PM on the business day prior to the Closing Date.

                 4.       Offering of Notes; Restrictions on Transfer.  A.
Each Initial Purchaser, as to itself and not as to any other Initial Purchaser, represents and warrants to and agrees with the Company that (i) it has not solicited and will not solicit any offer to buy or offer to sell the Notes by means of any form of general solicitation or general advertising (within the meaning of Regulation D) or in any manner involving a public offering within the meaning of Section 4(2) of the Act or, with respect to Notes sold in reliance on Regulation S, by means of any directed selling efforts, (ii) it has solicited and will solicit offers to buy the Notes only from, and have offered and will offer, sell or deliver the Notes only to, (A) persons who it reasonably believes to be qualified institutional buyers (as defined in Rule 144A under the Act) or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to it that each such account is a qualified institutional buyer, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions under Rule 144A, (B) persons who it reasonably believes to be institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or
(7) of Regulation D), and who provide to it a letter in the form of Exhibit A hereto or (C) persons to whom, and under circumstances which, it reasonably believes offers and sales of Notes may be made without registration of the Notes under the Act in reliance upon Regulation S thereunder and (iii) it has offered and will offer to sell the Notes only to, and has solicited and will solicit offers to buy the Notes only from, persons that in purchasing such Notes will be deemed to have represented and agreed as provided under "Investor Representations and Restrictions on Resale" in Exhibit B hereto.

                 (b) The Initial Purchasers represent and warrant that (i) they have not offered or sold and will not offer or sell any Securities in the United Kingdom by means of any document other than to persons whose ordinary business it is to buy, hold, manage or dispose of investments, whether as principal or agent, for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995,
(ii) they have complied and will comply with all applicable provisions of the Financial Services Act 1986 of the United Kingdom with respect to anything done by them in relation to the Notes in, from or otherwise involving the United Kingdom and (iii) they have only issued or passed on, and will only issue or pass on, to any person in the United Kingdom any document received by them in connection with the issue of the Securities if that person is of the kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom the document may otherwise lawfully be issued or passed on.

                 5. Agreements. Each of the Company and the Guarantor, jointly and severally, agrees with the Initial Purchasers that:

                 (a) The Company or the Guarantor will furnish to the Initial Purchasers, without charge, as many copies of the Final Memorandum and any supplements and amendments thereof or thereto as the Initial Purchasers may reasonably request. The Company or the Guarantor will pay the expenses of printing or other production of all documents relating to the offering.

                 (b) The Company and the Guarantor will not amend or supplement the Final Memorandum unless the Company has furnished to the Initial Purchasers a copy for their review prior to printing and distribution and will not make any such amendment or supplement to which the Initial Purchasers reasonably and timely object.

                 (c) If at any time prior to the completion of the sale of the Notes by the Initial Purchasers, any event occurs as a result of which the Final Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, or if it shall be necessary to amend or supplement the Final Memorandum to comply with the Exchange Act or the rules thereunder or other applicable law, the Company and the Guarantor promptly will notify the Initial Purchasers of the same and, subject to paragraph (b) of this Section 5, will prepare and provide to the Initial Purchasers pursuant to paragraph (a) of this Section 5 an amendment or supplement which will correct such statement or omission or effect such compliance.

                 (d) The Company and the Guarantor will arrange for the qualification of the Notes for sale under the laws of such jurisdictions as the Initial Purchasers may reasonably designate, will maintain such qualifications in effect so long as reasonably required for the sale of the Notes and will arrange for the determination of the legality of the Notes for purchase by institutional investors.
         The Company and the Guarantor will promptly advise the Initial Purchasers of the receipt by the Company or the Guarantor of any notification with respect to the suspension of the qualification of the Notes for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose. The Company or the Guarantor will pay the expenses of such qualification and determination.

                 (e) None of the Company, the Guarantor or any affiliate (as defined in Rule 501(b) of Regulation D) of the Company or the Guarantor will solicit any offer to buy or offer or sell the Notes by means of any form of general solicitation or general advertising (within the meaning of Regulation D).

                 (f) None of the Company, the Guarantor, their affiliates nor any person acting on behalf of the Company, the Guarantor or their affiliates will engage in any directed selling efforts with respect to the Notes within the meaning of Regulation S, and the Company, the Guarantor, their affiliates and each such person acting on their behalf will comply with the offering restrictions requirement of Regulation S.

                 (g) The Company and the Guarantor shall, during any period in the three years after the Closing Date in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, make available, upon request, to any holder of such Notes in connection with any sale thereof and any prospective purchaser of Notes from such holder the information ("Rule 144A Information") specified in Rule 144A(d)(4) under the Act.

                 (h) The Company and the Guarantor will not, and will not permit any of their respective affiliates (as defined in Rule 501(b) of Regulation D) to, resell any Notes which constitute "restricted securities" under Rule 144 that have been reacquired by any of them.

                 (i) None of the Company, the Guarantor or any affiliate (as defined in Rule 501(b) of Regulation D) of the Company of the Guarantor will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Act) the offering of which security will be integrated with the sale of the Notes in a manner which would require the registration of the Notes under the Act.

                 (j) The Company and the Guarantor shall include information substantially in the form set forth in Exhibit B in each Final Memorandum.

                 (k) The Company and the Guarantor shall use their best efforts in cooperation with the Initial Purchasers to permit the Notes to be eligible for clearance and settlement through The Depository Trust Company.

                 (l) The Company and the Guarantor will not, for a period of 180 days following the Execution Time without prior written consent of the Initial Purchasers (which consent will not be unreasonably withheld), offer, sell or contract to sell, grant any other option to purchase or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by the Company or the Guarantor, other than with respect to the Exchange Notes in the manner contemplated by the Registration Rights Agreement.

                 (m) The Company and the Guarantor will apply the net proceeds from the sale of the Notes sold by the Company in accordance with the statements under the caption "Use of Proceeds" in the Final Memorandum.

                 6. Conditions to the Obligations of the Initial Purchasers. The obligations of the Initial Purchasers to purchase the Notes shall be subject to the accuracy of the representations and warranties on the part of the Company and the Guarantor contained herein as of the Execution Time and the Closing Date, to the accuracy of the statements of the Company and the Guarantor made in any certificates pursuant to the provisions hereof, to the performance by each of the Company and the Guarantor of its obligations hereunder and to the following additional conditions:

                 (a) The Initial Purchasers shall have received the opinion of Ross & Hardies, counsel for the Company and the Guarantor, addressed to the Initial Purchasers and dated the Closing Date, to the effect that:

                                  (i)      each of the Company and the
                 Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered or organized, with full corporate power and authority to own its properties and conduct its business as described in the Final Memorandum, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure so to be qualified would not have a material adverse effect on the business of the Company or the Guarantor in such jurisdiction;

                                 (ii)      all the outstanding shares of
                 capital stock of the Company and the Guarantor have been duly and validly authorized and issued and are fully paid and nonassessable, and all outstanding shares of capital stock of the Company's subsidiaries (except, with respect to subsidiaries other than the Guarantor, any director qualifying shares thereof) are owned by the Company, free and clear of any perfected security interest and, to the best of such counsel's knowledge, after due inquiry, any other security interests, claims, liens or encumbrances except as set forth in the Final Memorandum;

                                (iii)      the Company's authorized equity
                 capitalization is as set forth in the Final Memorandum; and the Notes, the Exchange Notes, the Indenture and the Registration Rights Agreement conform to the description thereof contained in the Final Memorandum;

                                 (iv)      each of the Company and the
                 Guarantor has full corporate power and authority to enter into this Agreement and perform the transactions contemplated hereby; this Agreement has been duly authorized, executed and delivered by each of the Company and the Guarantor and (assuming the due authorization, execution and delivery thereof by the Initial Purchasers) constitutes a valid and binding obligation of each of the Company and the Guarantor enforceable in accordance with its terms;

                                  (v)      the Company and the Guarantor have
                 full corporate power and authority to enter into the Indenture and perform the transactions contemplated thereby; the Indenture meets the requirements for qualification under the TIA; and the Indenture has been duly authorized by each of the Company and the Guarantor and, when executed and delivered by each of the Company and the Guarantor (assuming the due authorization, execution and delivery thereof by the Trustee) will constitute a valid and binding obligation of each of the Company and the Guarantor enforceable in accordance with its terms;

                                 (vi)      the Notes are in the form
                 contemplated by the Indenture; each of the Company and the Guarantor has full corporate power and authority to execute, deliver and perform each of its obligations under the Notes and the Exchange Notes, including the Guaranty; and the Notes and the Exchange Notes have each been duly and validly authorized by each of the Company and the Guarantor and, when executed by each of the Company and the Guarantor and authenticated by the Trustee in accordance with the provisions of the Indenture and, in the case of the Notes, when delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will constitute valid and binding obligations of each of the Company and the Guarantor, entitled to the benefits of the Indenture and enforceable in accordance with their terms;

                                (vii) the Company and the Guarantor have full corporate power and authority to enter into the Registration Rights Agreement and perform the transactions contemplated thereby; the Registration Rights Agreement has been duly authorized by each of the Company and the Guarantor and, when executed and delivered by each of the Company and the Guarantor (assuming the due authorization, execution and delivery thereof by the Initial Purchasers) will constitute a valid and binding obligation of each of the Company and the Guarantor enforceable in accordance with its terms;

                               (viii) the Company has full corporate power and authority to enter into the Escrow Agreement and perform the transactions contemplated thereby. The Escrow Agreement has been duly authorized by the Company and when executed and delivered by the Company (assuming the due authorization, execution and delivery thereof by the Trustee and the Escrow Agent) will constitute a valid and binding obligation of the Company enforceable in accordance with its terms;

                                 (ix)      the statements in the Final
                 Memorandum under the headings "Description of Capital Stock," "Description of Certain Indebtedness" and "Description of Notes" fairly summarize the matters therein described and, to the best of such counsel's knowledge, the statements in the Final Memorandum under the headings "Risk Factors--Environmental Matters," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Environmental Matters," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Litigation," "Business--Labor," "Business--Legal
                 Proceedings and Regulatory Matters" fairly summarize the matters therein described;

                                  (x)      such counsel has no reason to
                 believe that, as of the Execution Time, the Final Memorandum contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or that the Final Memorandum contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or that any forward looking statement within the meaning of Section 27A of the Act and Section 21E of the Exchange Act contained in the Final Memorandum has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith;

                                 (xi) the issuance and sale of the Notes, the execution, delivery and performance of this Agreement, the Indenture and the Registration Rights Agreement by each of the Company and the Guarantor, and the Escrow Agreement by the Company, and the consummation of the transactions contemplated hereby and thereby (i) will not violate any provisions of the certificate of incorporation, bylaws or other organizational documents of the Company or any of its subsidiaries, and (ii) will not conflict with, result in a material breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a material default under (A) any Contract or (B) any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or any of its subsidiaries or any of their respective properties;

                                (xii) no consent, approval, authorization or other order of any court, regulatory body, administrative agency, other governmental body or any third party which has not already been obtained is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for compliance with the Act and state securities or "Blue Sky" laws in connection with the purchase and resale of the Notes by the Initial Purchasers; and neither the Company nor the Guarantor is (i) in violation of its certificate of incorporation or bylaws (or similar organizational document),
                 (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to either of them or any of their respective properties or assets, except for any such breach or violation which would not, individually or in the aggregate, have a Material Adverse Effect, or (iii) in breach of or default under (nor has any event occurred which, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any Contract, except for any such breach, default, violation or event which would not, individually or in the aggregate, have a Material Adverse Effect;

                               (xiii) it is not necessary in connection with the offer, sale and delivery of the Notes in the manner contemplated by this Agreement to register the Notes under the Act or to qualify the Indenture under the TIA;

                                (xiv)      to the best of such counsel's
                 knowledge: (a) except as disclosed in the Final Memorandum, there are no legal or governmental actions, suits or proceedings pending or threatened to which the Company or any of its subsidiaries is or is threatened to be made a party or of which property owned or leased by the Company or any of its subsidiaries is or is threatened to be made the subject, which actions, suits or proceedings could, individually or in the aggregate, prevent or adversely affect the transactions contemplated by this Agreement or have a Material Adverse Effect or which seek to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Notes to be sold hereunder or the consummation of the other transactions described in the Final Memorandum; (b) no labor disturbance by the employees of the Company or any of its subsidiaries exists or is imminent which could have a Material Adverse Effect; (c) neither the Company nor any of its subsidiaries is a party or subject to the provisions of any material injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental body; and (d) no governmental agencies are investigating the Company, the Guarantor or any related parties, other than as described in the Final Memorandum or in ordinary course administrative reviews or in any ordinary course review of the transactions contemplated hereby;

                                 (xv)      to the best of such counsel's
                 knowledge, there are no legal or governmental proceedings affecting the Company or any of its subsidiaries or any of their respective properties or assets which would be required to be described in a prospectus pursuant to the Act and the rules and regulations promulgated thereunder that are not described in the Final Memorandum, nor are there any material Contracts or other documents which would be required to be described in a prospectus pursuant to the Act that are not described in the Final Memorandum;

                                (xvi)      none of the Company or its
                 subsidiaries is, or upon the closing of the offering contemplated by this Agreement will be, an "investment company" within the meaning of the Investment Company Act of 1940, as amended, nor are any of the foregoing subject to regulation under the Interstate Commerce Act or any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money;

                               (xvii)      to the best of such counsel's
                 knowledge, no holders of securities of the Company or the Guarantor have preemptive rights, rights of first refusal triggered by the transactions contemplated hereby or rights to the registration of such securities under the Registration Rights Agreement or pursuant to any of the obligations of the Company or the Guarantor thereunder;

                              (xviii)      to the best of such counsel's
                 knowledge, none of the transactions contemplated by this Agreement, the Registration Rights Agreement or the Indenture (including, without limitation, the use of the proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the Exchange Act, or any rule or regulation promulgated thereunder, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System; and

                                (xix)      the Company has received an
                 affirmative response from the Commission that is responsive in all respects to the matters set forth in the Waiver Request, and to the best of such counsel's knowledge, the Commission Response is in full force and effect as of the date of this Agreement and neither the Company nor the Guarantor has taken or failed to take any action (nor is such counsel aware of any other fact) that could result in such Waiver being revoked by the Commission or otherwise becoming ineffective in whole or in part.

         In rendering such opinion, such counsel may rely (A) as to matters involving the application of laws of any jurisdiction other than the State of New York, the State of Delaware, or the United States, to the extent they deem proper and specified in such opinion, upon the opinion of other counsel of good standing whom they believe to be reliable and who are satisfactory to counsel for the Initial Purchaser and (B) as to matters of fact, to the extent they deem proper, on certificates of responsible officers of the Company and the Guarantor and public officials. References to the Final Memorandum in this paragraph (a) include any amendments or supplements thereof or thereto at the Closing Date.

                 (b) The Initial Purchasers shall have received from Wachtell, Lipton, Rosen & Katz, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Notes, the Indenture, the Final Memorandum (together with any amendment or supplement thereof or thereto) and other related matters as the Initial Purchasers may reasonably require, and the Company and the Guarantor shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

                 (c) Each of the Company and the Guarantor shall have furnished to the Initial Purchasers its certificate, signed by its Chairman of the Board or President and its principal financial or accounting officer, dated the Closing Date, to the effect that the signers of each such certificate have carefully examined the Final Memorandum, any amendment or supplement to the Final Memorandum and this Agreement and that:

                                  (i)      the representations and warranties
                 of the Company or the Guarantor (as the case may be) in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and the Company or the Guarantor (as the case may be) has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date; and

                                 (ii)      since the date of the most recent
                 financial statements included in the Final Memorandum (exclusive of any amendment or supplement thereof or thereto), there has been no event that has had a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereof or thereto).

                 (d) At the Execution Time and at the Closing Date, Arthur Andersen LLP shall have furnished to the Initial Purchasers a letter or letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Initial Purchasers, confirming that they are independent certified public accountants with respect to the Company under Rule 101 of the AICPA's Code of Professional Conduct and its interpretations and rulings and stating in effect that:

                                  (i)      in their opinion the consolidated
                 financial statements included in the Final Memorandum and audited by them comply in form in all material respects with the applicable accounting requirements of the Act and the Exchange Act and the related published rules and regulations thereunder;

                                 (ii)      on the basis of a reading of the
                 latest unaudited financial statements made available by the Company and its subsidiaries; their limited review in accordance with the standards established by the AICPA of the unaudited interim financial information as indicated in their reports included in the Final Memorandum; carrying out certain specified procedures (but not an examination in accordance with generally accepted auditing standards) which would not necessarily reveal matters of significance with respect to the comments set forth in such letter; a reading of the minutes of the meetings of the stockholders, directors and committees of the Board of Directors of the Company and its subsidiaries; and inquiries of certain officials of the Company and the Guarantor who have responsibility for financial and accounting matters of the Company, the Guarantor and their respective subsidiaries as to transactions and events subsequent to December 31, 1995, nothing came to their attention which caused them to believe that:

                                  (1)  any unaudited financial statements
                          included in the Final Memorandum do not comply in form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect to financial statements included or incorporated in quarterly reports on Form 10-Q under the Exchange Act; and said unaudited financial statements are not, in all material respects, in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements included in the Final Memorandum; or

                                  (2)  with respect to the periods subsequent
                          to June 30, 1996, there were any changes, at a specified date not more than five business days prior to the date of the letter, in the net Current Assets, Total Long-term Debt and Total Other Long-term Liabilities or capital stock of the Company or decreases in Total Stockholders' Equity of the Company as compared with the amounts shown on the June 30, 1996 consolidated balance sheet included or incorporated in the Final Memorandum, or for the period from July 1, 1996 to such specified dates there were any decreases, as compared with the corresponding period in the preceding year, in Net Sales, Operating Income or Income Before Income Taxes and Extraordinary Item, or in total or per share amounts of Net Income of the Company, except in all instances for changes or decreases set forth in such letter, in which case the letter shall be accompanied by an explanation by the Company as to the significance thereof unless said explanation is not deemed necessary by the Initial Purchasers; or

                                  (3)  except as otherwise expressly indicated
                          therein, the information included under the headings "Selected Consolidated Historical Data" is not in conformity with the disclosure requirements of Regulation S-K; or

                                  (4)  the pro forma adjustments have not been
                          properly applied to the historical amounts in the compilation of the unaudited pro forma condensed combined financial statements; and

                                (iii)      they have performed certain other
                 specified procedures as a result of which they determined that certain information of an accounting, financial or statistical nature (which is limited to accounting, financial or statistical information derived from the general accounting records of the Company and its subsidiaries) set forth in the Final Memorandum, including the information set forth under the captions "Selected Consolidated Historical Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Final Memorandum, agree with the accounting records of the Company and its subsidiaries, excluding any questions of legal interpretation.

                 (e) At the Execution Time and at the Closing Date, Befec-Price Waterhouse shall have furnished to the Initial Purchasers a letter or letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Initial Purchasers, confirming that they are independent certified public accountants with respect to USC Europe under Rule 101 of the AICPA's Code of Professional Conduct and its interpretations and rulings and stating in effect that:

                                  (i)      on the basis of a reading of the
                 latest unaudited financial statements made available by USC Europe; their limited review in accordance with the standards established by the AICPA of the unaudited interim financial information as indicated in their reports included in the Final Memorandum; carrying out certain specified procedures (but not an examination in accordance with generally accepted auditing standards) which would not necessarily reveal matters of significance with respect to the comments set forth in such letter; a reading of the minutes of the meetings of the stockholders, directors and committees of the Board of Directors of Crown Cork & Seal Company, Inc. ("Crown") and its subsidiaries; and inquiries of certain officials of Crown who have responsibility for financial and accounting matters of Crown as to transactions and events subsequent to December 31, 1995, nothing came to their attention which caused them to believe that, except as otherwise expressly indicated in the Final Memorandum, any unaudited financial statements included in the Final Memorandum do not comply in form in all material respects with applicable accounting requirements and said unaudited financial statements are not, in all material respects, in conformity with international accounting standards; and

                                 (ii)      they have performed certain other
                 specified procedures as a result of which they determined that certain information of an accounting, financial or statistical nature (which is limited to accounting, financial or statistical information derived from the general accounting records of USC Europe) set forth in the Final Memorandum, including the information set forth under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Condensed Combined Financial Statements" in the Final Memorandum, agree with the accounting records of USC Europe its subsidiaries, excluding any questions of legal interpretation.

                 (f) At the Execution Time and at the Closing Date, Plante & Moran LLP shall have furnished to the Initial Purchasers a letter or letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Initial Purchasers, confirming that they are independent certified public accountants with respect to the CPI Group (as defined below) under Rule 101 of the AICPA's Code of Professional Conduct and its interpretations and rulings and stating in effect that:

                                  (i)      in their opinion the combined
                 balance sheet of CPI Plastics, Inc., CP Illinois, Inc. and CP Ohio Inc. (the "CPI Group") as of December 31, 1994 and 1995 and the related combined statements of income, stockholders' equity and cash flows for each year in the three-year period ended December 31, 1995 included in the Final Memorandum and audited by them comply in form in all material respects with the applicable accounting requirements of the Act and the Exchange Act and the related published rules and regulations thereunder;

                                 (ii)      on the basis of a reading of the
                 latest unaudited financial statements made available by the CPI Group; their limited review in accordance with the standards established by the AICPA of the unaudited interim financial information as indicated in their reports included in the Final Memorandum; carrying out certain specified procedures (but not an examination in accordance with generally accepted auditing standards) which would not necessarily reveal matters of significance with respect to the comments set forth in such letter; a reading of the minutes of the meetings of the stockholders, directors and committees of the Board of Directors of the CPI Group; and inquiries of certain officials of the CPI Group who have responsibility for financial and accounting matters of the CPI Group as to transactions and events subsequent to December 31, 1995, nothing came to their attention which caused them to believe that:

                                  (1)      any unaudited financial statements
                          included in the Final Memorandum do not comply in form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect to financial statements included or incorporated in quarterly reports on Form 10-Q under the Exchange Act; and said unaudited financial statements are not, in all material respects, in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements included in the Final Memorandum; or

                                  (2)      with respect to the period
                          subsequent to June 30, 1996 and prior to the consummation of the merger of the CPI Group into the Guarantor, there were any changes in the net Current Assets, Long-term Liabilities or capital stock of the CPI Group or decreases in Total Stockholders' Equity of the CPI Group as compared with the amounts shown on the June 30, 1996 combined interim balance sheet included in the Final Memorandum, or for the period from July 1, 1996 to the date of the consummation of such merger there were any decreases, as compared with the corresponding period in the preceding year, in Net Sales, Operating Income or in total or per share amounts of Net Income of the CPI Group, except in all instances for changes or decreases set forth in such letter, in which case the letter shall be accompanied by an explanation by the CPI Group or the Company as to the significance thereof unless said explanation is not deemed necessary by the Initial Purchasers; and

                                (iii)      they have performed certain other
                 specified procedures as a result of which they determined that certain information of an accounting, financial or statistical nature (which is limited to accounting, financial or statistical information derived from the general accounting records of the CPI Group) set forth in the Final Memorandum, including the information set forth under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Condensed Combined Financial Statements" in the Final Memorandum, agree with the accounting records of the CPI Group, excluding any questions of legal interpretation.

                 (g)      References to the Final Memorandum in paragraphs (d),
         (e) and (f) of this Section 6 include any amendment or supplement thereof or thereto at the date of the letter.

                 (h) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Final Memorandum (exclusive of any amendment or supplement thereof or thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (d) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the business or properties of the Company and its subsidiaries the effect of which, in any case referred to in clause
         (i) or (ii) above, is, in the judgment of the Initial Purchasers, so material and adverse as to make it impractical or inadvisable to market the Notes as contemplated by the Final Memorandum (exclusive of any amendment or supplement thereof or thereto).

                 (i) Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Company's debt securities by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

                 (j) On the Closing Date, the Initial Purchasers shall have received the Registration Rights Agreement duly executed and delivered by each of the Company and the Guarantor, and such agreement shall be in full force and effect according to its terms at all times from and after the Closing Date.

                 (k) Prior to the Closing Date, the Company and the Guarantor shall have furnished to the Initial Purchasers such further information, certificates and documents as the Initial Purchasers may reasonably request.

                 If any of the conditions specified in this Section 6 shall not have been fulfilled in all material respects when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Initial Purchasers and counsel for the Initial Purchasers, this Agreement and all obligations of the Initial Purchasers hereunder may be canceled at, or at any time prior to, the Closing Date by the Initial Purchasers. Notice of such cancellation shall be given to the Company in writing or telegraph confirmed in writing.

                 The documents required to be delivered by this Section 6 shall be delivered at the office of Wachtell, Lipton, Rosen & Katz, counsel for the Initial Purchasers, at 51 West 52nd Street, New York, New York on the Closing Date.

                 7. Reimbursement of Initial Purchaser's Expenses. If the sale of the Notes provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10(i) hereof or because of any refusal, inability or failure on the part of the Company or the Guarantor to perform any agreement herein or comply with any provision hereof other than by reason of a default by the Initial Purchasers, the Company and the

Guarantor will reimburse the Initial Purchasers upon demand for all reasonable out-of-pocket expenses (including reasonable fees and reasonable disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Notes.

                 8. Indemnification and Contribution. B. The Company and the Guarantor, jointly and severally, agree to indemnify and hold harmless the Initial Purchasers, the directors, officers, employees and agents of the Initial Purchasers and each person who controls the Initial Purchasers within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum or any Rule 144A Information provided by the Company or the Guarantor to any holder or prospective purchaser of Notes pursuant to Section 5(g), or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agree to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that neither the Company nor the Guarantor will be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum or the Final Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Company or the Guarantor by or on behalf of the Initial Purchasers specifically for inclusion therein. This indemnity agreement will be in addition to any liability which the Company or the Guarantor may otherwise have.

                 (b) The Initial Purchasers agree to indemnify and hold harmless the Company, the Guarantor, their directors, their officers, and each person who controls the Company or the Guarantor within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company and the Guarantor to the Initial Purchasers, but only with reference to written information relating to the Initial Purchasers furnished in writing to the Company or the Guarantor by or on behalf of the Initial Purchasers specifically for inclusion in the Preliminary Memorandum or the Final Memorandum, or in any amendment thereof or supplement thereto. This indemnity agreement will be in addition to any liability which the Initial Purchasers may otherwise have. The Company and the Guarantor acknowledge that the statements set forth in the last paragraph of the cover page and under the heading "Plan of Distribution" in the Preliminary Memorandum and the Final Memorandum constitute the only information furnished in writing by or on behalf of the Initial Purchasers for inclusion in the Preliminary Memorandum or the Final Memorandum.

                 (c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure to so notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party's choice at the indemnifying party's expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party's election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

                 (d)      In the event that the indemnity provided in paragraph
(a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company, the Guarantor and the Initial Purchasers agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively "Losses") to which the Company and the Guarantor, on the one hand, and the Initial Purchasers, on the other, may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantor, on the one hand, and by the Initial Purchasers, on the other, from the offering of the Notes; provided, however, that in no case shall the Initial Purchasers be responsible for any amount in excess of the purchase discount or commission applicable to the Notes purchased by the Initial Purchasers hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Guarantor, on the one hand, and the Initial Purchasers, on the other, shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Guarantors, on the one hand, and of the Initial Purchasers, on the other, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The aggregate benefits received by the Company and the Guarantor shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses), and aggregate benefits received by the Initial Purchasers shall be deemed to be equal to the total purchase discounts and commissions, in each case as set forth on the cover page of the Final Memorandum. Relative fault shall be determined by reference to whether any alleged untrue statement or omission relates to information provided by the Company or the Guarantor, on the one hand, or the Initial Purchasers, on the other. The Company, the Guarantor and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls the Initial Purchasers within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of a Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls the Company or the Guarantor within the meaning of either the Act or the Exchange Act and each officer and director of the Company or the Guarantor shall have the same rights to contribution as the Company or the Guarantor, respectively, subject in each case to the applicable terms and conditions of this paragraph
(d).

                 9. Default by an Initial Purchaser. If any one or more Initial Purchasers shall fail to purchase and pay for any of the Notes agreed to be purchased by such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Notes set forth opposite their names in Schedule I hereto bears to the aggregate principal amount of Notes set forth opposite the names of all the remaining Initial Purchasers) the Notes which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Notes which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Notes set forth in Schedule I hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Notes, and if such non-defaulting Initial Purchasers do not purchase all the Notes, this Agreement will terminate without liability to any non-defaulting Initial Purchaser or the Company. In the event of a default by any Initial Purchaser as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding seven days, as Salomon Brothers Inc shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Company or any non-defaulting Initial Purchaser for damages occasioned by its default hereunder.

                 10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Initial Purchasers, by notice given to the Company prior to delivery of and payment for the Notes, if prior to such time (i) trading in the Company's Common Stock shall have been suspended by the Commission or the New York Stock Exchange or trading in securities generally on the New York Stock Exchange or the National Association of Securities Dealers Automated Quotation National Market System shall have been suspended or limited or minimum prices shall have been established on either of such Exchange or Market System, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the judgment of the Initial Purchasers, impracticable or inadvisable to proceed with the offering or delivery of the Notes as contemplated by the Final Memorandum (exclusive of any amendment or supplement thereof or thereto).

                 11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company, the Guarantor or their officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers or the Company, the Guarantor or any of the officers, directors or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Notes. The provisions of Sections 7, 8 and 14 hereof shall survive the termination or cancellation of this Agreement.

                 12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Initial Purchasers, will be mailed or delivered to them c/o Salomon Brothers Inc, Seven World Trade Center, New York, New York, 10048, and a copy to Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, attention: David A. Katz, Esq.; or, if sent to the Company or the Guarantor, will be mailed or delivered to it c/o U.S. Can Corporation, 900 Commerce Drive, Oak Brook, Illinois 60521, attention: Timothy W. Stonich, and a copy to Ross & Hardies, 150 North Michigan Avenue, Chicago Illinois 60601, attention: Lawrence R. Samuels, Esq.

                 All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, first-class postage prepaid, if mailed; and one business day after being timely delivered to a next-day air courier.

                 13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons, employees and agents referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

                 14. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly therein, without giving effect to any provisions thereof relating to conflicts of law.

                 15. Business Day. For purposes of this Agreement, "business day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York, New York are authorized or obligated by law, executive order or regulation to close.

                 16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company, the Guarantor and the Initial Purchasers.


                                     Very truly yours,


                                     U.S. CAN CORPORATION




                                     By: /s/  Timothy W. Stonich
                                        -------------------------------------
                                        Name:  Timothy W. Stonich
                                        Title:  Executive Vice President,
                                                Chief Financial Officer and
                                                Secretary

                                     UNITED STATES CAN COMPANY




                                     By: /s/ Timothy W. Stonich
                                        -------------------------------------
                                        Name:  Timothy W. Stonich
                                        Title:  Executive Vice President,
                                                Chief Financial Officer and
                                                Secretary


The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

SALOMON BROTHERS INC
CS FIRST BOSTON CORPORATION
BA SECURITIES, INC.

By:  Salomon Brothers Inc




By:  /s/ Paul Lipari
   -------------------------------
   Name:  Paul Lipari
   Title:  Associate





                              [Purchase Agreement]